                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  CIBER, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             MERRILL CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                   CIBER, Inc.
                                5251 DTC Parkway
                                   Suite 1400
                           Englewood, Colorado  80111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 29, 1996

TO THE SHAREHOLDERS OF CIBER, INC.:

NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders (the "Meeting") of CIBER, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, October 29, 1996 at 10:00 a.m. Mountain Time, at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, CO 80237, for the following purposes:

     (1) To elect two Class II Directors of the Company to serve for a term of three years.

     (2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000.

     (3) To approve an increase in the number of shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan from 1,000,000 to 2,000,000.

     (4) To approve an increase in the number of shares of Common Stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan from 500,000 to 1,000,000.

     (5) To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997.

     (6) To transact such other business as may properly come before the Meeting or any adjournment or postponements thereof.

     The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors of the Company fixed the close of business on September 23, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Consequently, only holders of the Company's Common Stock at the close of business on September 23, 1996 will be entitled to notice of and to vote at the Meeting. A complete list of shareholders entitled to vote at the Meeting will be available for examination during business hours by any shareholder, for purposes related to the Meeting, for ten days prior to the Meeting at the Company's corporate offices at 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111.

     Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope to ensure your representation at the Meeting. You are cordially invited to attend the Meeting and, if you do so, you may personally vote, regardless of whether you have signed a proxy.

By order of the Board of Directors



Bobby G. Stevenson
Chief Executive Officer,
Chairman of the Board and Secretary
Englewood, Colorado
September 23, 1996

                                   CIBER, INC.

                                   ----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 29, 1996

                                   ----------


     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of CIBER, Inc., a Delaware corporation (the "Company"), to be used at the 1996 Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Tuesday, October 29, 1996 at 10:00 a.m. Mountain Time, at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, CO 80237, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to the holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about September 27, 1995.

     Shareholders of the Company represented at the Meeting will consider and vote upon (i) the election of two Class II Directors to serve on the Board until the 1999 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, (ii) an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000, (iii) an increase in the number of shares reserved for issuance pursuant to the Company's Equity Incentive Plan from 1,000,000 to 2,000,000, (iv) an increase in the number of shares reserved for issuance pursuant to the Company's Employee Stock Purchase Plan from 500,000 to 1,000,000, (v) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending June 30, 1997, and (vi) such other business as may properly come before the Meeting of any adjournment of adjournments thereof. The Company is not aware of any other business to be presented for consideration at the Meeting.

                       VOTING AND SOLICITATION OF PROXIES

     Only holders of record of the Common Stock at the close of business on September 23, 1996 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the Record Date, 17,934,568 shares of Common Stock were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the Record Date for each proposal submitted for shareholder consideration at the Meeting. The presence, in person or by proxy, of the holders of not less than one-third of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. The act of the majority of such quorum will be the act of the shareholders, except that, with respect to the amendment to the Company's Certificate of Incorporation, the act of the holders of a majority of the outstanding shares of Common Stock will be the act of the shareholders.

     All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the directions on the proxies. A proxy may be revoked at any time prior to final tabulation of the votes. Shareholders may revoke proxies by written notice to the Secretary of the Company, by delivery of a proxy bearing a later date, or by personally appearing at the Meeting and casting a contrary vote. If no direction is indicated, the shares will be voted in favor of the Board of Directors' nominees for director, for the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, for the increase in the number of shares reserved for issuance pursuant to the Company's

Equity Incentive Plan, for the increase in the number of shares reserved for issuance pursuant to the Company's Employee Stock Purchase Plan and for the ratification of KPMG Peat Marwick LLP as independent auditors, as listed in this Proxy Statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

     The executive officers and directors of the Company as a group own or may be deemed to control approximately 40.9% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him in favor of each item set forth herein.

     The proxy solicitation is made by and on behalf of the Board of Directors. Solicitation of proxies for use at the Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders. An Annual Report to Shareholders containing financial statements for the year ended June 30, 1996 is being mailed herewith to all shareholders entitled to vote.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     Directors constituting approximately one-third of the Board of Directors are elected each year for a three-year term at the Company's Annual Meeting of Shareholders and serve until their successors are duly elected by the shareholders. The terms of Messrs. Mac J. Slingerlend and James A. Rutherford expire in 1996 (the "Class II Director"); the term of Mr. Bobby G. Stevenson expires in 1997 (the "Class III Director") and the terms of Messrs. James C. Spira and Roy L. Burger expire in 1998 (the "Class I Directors"). The Board has nominated Messrs. Mac J. Slingerlend and James A. Rutherford to serve for three-year terms to expire at the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified. Vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. Officers are elected by and serve at the discretion of the Board.

     Shares represented by all proxies received by the Board and not marked so as to withhold authority to vote for Messrs. Mac J. Slingerlend and James A. Rutherford will be voted for the election of Messrs. Mac J. Slingerlend and James A. Rutherford. If any of the nominees are unavailable or unwilling to serve as director, persons named in the proxy intend to cast votes for which they hold proxies in favor of the election of such other person or persons as the Board of Directors may designate. The Board of Directors knows of no reason why either of Messrs. Mac J. Slingerlend or James A. Rutherford should be unable or unwilling to serve on the Board. See "Directors and Executive Officers" below for biographical information for each person nominated as a director.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the Company's directors and executive officers, their ages, positions and offices currently held with the Company, the year elected as director or appointment as officer and Class of directorship or director nominee. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Security Ownership of Certain Beneficial Owners and Management."

                                                                        SERVED AS
                                                                        OFFICER OR
                                                                         DIRECTOR
       NAME              AGE               POSITIONS                      SINCE             CLASS
- -----------------------------------------------------------------------------------------------------
Bobby G. Stevenson        54      Chairman, Chief Executive                1974           Class III
                                  Officer, Secretary and Founder

Mac J. Slingerlend        49      President, Chief Operating Officer,      1989           Class II
                                  Treasurer and Director

William E. Storrison      37      President/CIBER Information              1992              -
                                  Services Division

John B. Maitland          53      Vice President; President of             1995              -
                                  Business Information  Technology,
                                  Inc. ("BIT")

James A. Rutherford       50      Director                                 1994           Class II

James C. Spira            53      Director                                 1994           Class I

Roy L. Burger             41      Director                                 1995           Class I

     BOBBY G. STEVENSON. Mr. Stevenson is Chairman of the Board of Directors, Chief Executive Officer, Secretary and one of the original three founders of the Company. Mr. Stevenson was Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. He has been responsible for all operations of the Company since 1977.

     MAC J. SLINGERLEND. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President/Chief Financial Officer, became Treasurer and a director in 1994 and President and Chief Operating Officer in 1996. Prior to joining the Company, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries.

     WILLIAM E. STORRISON. Mr. Storrison has been President/CIBER Information Services Division since 1996. Mr. Storrison was Senior Vice President/Operations of the Company from 1994 to 1996 and, from 1992 to 1994, served as the Company's Vice President/Eastern Operations. Mr. Storrison has been with the Company since 1987 and was previously Branch Manager and Regional Vice President of several of the Company's eastern branch offices.

     JOHN B. MAITLAND. Mr. Maitland joined the Company in 1995 as Vice President and as President of BIT when BIT merged with the Company. Mr. Maitland is responsible for the strategic initiatives, organizational development, business growth and overall profitability of BIT. From 1969 to 1981, Mr. Maitland held several positions in management and consulting, lastly as Consulting Manager and Director of Consulting at Integral Systems, Inc., a human resource management systems and financials software producer and consulting firm. In 1981, Mr. Maitland co-founded BIT and became its Executive Vice President and Chief Operating Officer. In 1987, he was promoted to President and Chief Executive Officer of BIT.

     JAMES A. RUTHERFORD. Mr. Rutherford has been a director of the Company since February 1994. He is a managing director of Wingset Investments Ltd., a private venture capital company located in New Albany, Ohio. Prior to forming Wingset in 1995, Mr. Rutherford was one of the founders of Goal Systems International Inc., serving in various executive positions and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a director of Symix Systems, Inc., Columbus, Ohio, as well as several private corporations.

     JAMES C. SPIRA.   Mr. Spira has been a director of the Company since
September 1994. Since 1995, he has been managing partner with Chicago, Illinois based Diamond Technology Partners, Inc., a management consulting firm providing program management services to design and deploy technology-enabled business strategies. From 1991 to 1995, Mr. Spira was Group Vice President of The Tranzonic Companies, a Cleveland-based holding company. From 1974 through 1991, Mr. Spira was founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with large multi-national companies.

     ROY L. BURGER. Mr. Burger has been a director of the Company since November 1995. Mr. Burger has approximately 20 years of experience in the equipment leasing and finance industry and has arranged the financing of more than $1.5 billion of equipment. Mr. Burger currently serves as Chairman and Chief Executive Officer of Boulder Capital Group, a company that specializes in equipment leasing and was founded by him in 1986.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors met four times during the Company's 1996 fiscal year. Three of the directors participated in each of the board meetings and committee meetings (of which such director was a member) held during fiscal 1996; two of the directors were unable to attend one meeting each. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee or any committee performing a similar function.

     COMPENSATION COMMITTEE. The principal responsibilities of the Compensation Committee are the administration and grant of awards under the Employees' Plan and the Stock Purchase Plan (each as defined below), as well as the recommendation of annual salaries for senior management to the Company's Board of Directors. The current members of the Compensation Committee are Messrs. Rutherford, Spira and Burger. The Compensation Committee met once in fiscal 1996.

     AUDIT COMMITTEE. The principal responsibilities of the Audit Committee are to meet periodically with representatives of the Company's independent public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and to review any transactions that may involve a conflict of interest, and to report to the Board with respect thereto. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent public accountants. The current members of the Audit Committee are Messrs. Stevenson, Rutherford, Spira and Burger. The Audit Committee met once in the year ended June 30, 1996.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "Commission"), Nasdaq National Market and the Company. Based solely upon its review of copies of the Section 16(a) reports the Company has received and written representations from certain reporting persons, the Company believes that during its fiscal year ended June 30, 1996, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements, with the exception of the following Form 5 filings for the year ended June 30, 1996, which were filed late, on behalf of Bobby G.
Stevenson: which reported the sale of 10,000 shares of the Company's Common Stock held in the Bobby G. Stevenson Revocable Trust; and on behalf of John B. Maitland, Jr.: which reported the sale of 780 shares of the Company's Common Stock.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock at September 23, 1996, and stock options exercisable for shares of Common Stock within sixty days of such date, held by
(i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as owned.


                                                                    PERCENT
                 NAME OF                   AMOUNT AND NATURE OF        OF
            BENEFICIAL OWNER               BENEFICIAL OWNERSHIP      CLASS
          ----------------------           --------------------     -------
          Bobby G.  Stevenson(1)                 6,777,388            35.1

          Mac J. Slingerlend(2)                    454,831             2.4

          John B. Maitland,  Jr.(3)                345,962             1.8

          William E. Storrison(4)                  183,889             1.0

          Prasong Suvarnasorn(5)                    79,661              *

          James A. Rutherford(6)                    32,102              *

          James C. Spira(6)                         12,102              *

          Roy L. Burger                                102              *

          All directors and executives
           officers as a group
           (8 persons)(7)                        7,886,037            40.9

          -------------
          *less than 1%

(1)The address of Mr. Stevenson is c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, CO 80111. Includes shares held by the Bobby G. Stevenson Revocable Trust, of which Mr. Stevenson is the settlor, trustee and beneficiary and options to purchase 40,000 shares of Common Stock that are fully vested. Excludes 123,612 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.
(2)Includes options to purchase 451,666 shares of Common Stock that are fully vested.
(3)Includes 345,962 of shares currently held by the John B. Maitland, Jr. Trust, of which Mr. Maitland is the settlor, trustee and beneficiary.
(4)Includes options to purchase 181,664 shares of Common Stock that are fully vested.
(5)Includes options to purchase 78,666 shares of Common Stock that are fully vested.
(6)Includes options to purchase 12,000 shares of Common Stock that are fully vested.
(7)Includes options to purchase 775,996 shares of Common Stock that are fully vested.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     On August 6, 1996, the Board of Directors (with the non-employee directors abstaining) resolved to issue bonus shares of Common Stock to each non-employee director, the value of which shares would equal approximately $2,000 for each meeting attended. All non-employee directors are reimbursed for their expenses in attending board and committee meetings. These directors also receive stock options under the Non-employee Directors' Stock Option Plan for serving on the Board of Directors. Employee directors do not receive any compensation for serving on the Board of Directors.

     Under the terms of the Non-employee Directors' Stock Option Plan (the "Director' Plan"), the Company may grant to non-employee directors awards of stock options. The Directors' Plan provides for an initial authorization of 100,000 shares of Common Stock and is administered by the Board of Directors. Each option granted under the Directors' Plan expires ten years from the date of grant. The Director's Plan provides for an initial grant of options to purchase 10,000 shares of Common Stock to each non-employee director when such director takes office, which options vest in equal annual installments over two years. Additionally, after each year of service, each non-employee director receives a grant of options to purchase 2,000 shares of Common Stock; such options vest one year after the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information with respect to Mr. Stevenson, the Company's Chief Executive Officer, and the Company's four most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers"), for services rendered for the fiscal years ended June 30, 1996, 1995 and 1994. See "Employment Agreements."

                           SUMMARY COMPENSATION TABLE


                                                               LONG-TERM
                                ANNUAL COMPENSATION           COMPENSATION
                        ----------------------------------    ------------
                                                                SECURITIES      ALL OTHER
      NAME AND            FISCAL                                UNDERLYING     COMPENSATION
  PRINCIPAL POSITION       YEAR     SALARY ($)   BONUS ($)      OPTIONS (#)        ($)(2)
  ------------------      ------    ----------   ---------      -----------    ------------
Bobby G. Stevenson         1996      315,000      34,134                --          5,041
  Chairman, Chief          1995      300,000      93,000                --          5,987
  Executive Officer,       1994      300,000     275,696           100,000          4,760
  and Secretary(1)

Mac J. Slingerlend         1996      230,000      82,654            20,000         13,240
  President/Chief          1995      200,000      73,500                --          7,470
  Operating Officer        1994      200,000      95,892                --          6,200
  and Treasurer(1)

John B. Maitland, Jr.      1996      225,000      53,004            50,000          6,075
  President/Chief          1995           --          --                --             --
  Operating Officer        1994           --          --                --             --
  Business Information
  Technology, Inc.

William E. Storrison       1996      150,000      41,780            20,000         12,249
  President/CIBER          1995      125,000      90,000            30,000          5,255
  Information Services(1)  1994      125,000      76,395            83,312          4,701

Prasong Suvarnasorn        1996       97,731      20,000            20,000          4,757
  Senior Vice President/   1995       95,288       6,000            12,000          3,330
  Operations/CIBR2000      1994       73,923      10,000            38,750          2,926

- ---------------------------------
(1) In January 1994, the Company entered into employment agreements with Messrs. Stevenson and Slingerlend. For the remainder of fiscal 1994, these executive officers were paid salaries pursuant to such employment agreements at the following annual rates, plus the following fiscal-year bonuses: Bobby G. Stevenson, salary $300,000 plus a bonus based on a formula related to the Company's net income and Mac J. Slingerlend, salary $200,000 plus a bonus based on a formula related to the Company's net income. The Company entered into an employment agreement with Mr. Storrison on July 1, 1992, which agreement provided for a salary of $125,000 plus a bonus tied to the future performance of the CIBER Information Services Division of the Company. Pursuant to new employment agreements effective July 1, 1995, the base salaries of Messrs. Stevenson, Slingerlend and Storrison were changed to $315,000, $230,000 and $150,000, respectively.

(2) Consists of amounts contributed by the Company under the Company's 401(k) Savings Plan and life insurance premiums paid by the Company. Savings Plan contributions were $4,781, $5,237 and $4,615 for Mr. Stevenson; $5,538, $5,470 and $4,268 for Mr. Slingerlend; $4,723, $5,080 and $4,701 for Mr.
     Storrison; and $3,117, $2,672 and $2,268 for Mr. Suvarnasorn, for the years ended June 30, 1996, 1995 and 1994, respectively. Savings Plan contributions for Mr. Maitland were $6,075 in fiscal 1996. The remaining amounts represent life insurance premiums.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended June 30, 1996.

                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                                     ASSUMED ANNUAL RATES OF STOCK
                                NUMBER OF     PERCENT OF TOTAL                                          PRICE APPRECIATION FOR
                               SECURITIES      OPTIONS GRANTED   EXERCISE OR                                  OPTION TERM(1)
                           UNDERLYING OPTIONS  TO EMPLOYEES IN    BASE PRICE      EXPIRATION        ------------------------------
        NAME                     GRANTED         FISCAL YEAR       ($/SHARE)         DATE             5%($)              10%($)
- ------------------------   ------------------ ----------------   -----------      ----------        --------            ----------
Bobby G. Stevenson                 --                --               --              --               --                 --

Mac J. Slingerlend(2)             20,000              4%              $8.88         7 / 2005         111,629            282,889

John B. Maitland, Jr.(3)          50,000             11%              $8.88         7 / 2005         279,072            707,223

William E. Storrison(2)           20,000              4%              $8.88         7 / 2005         111,629            282,889

Prasong Suvarnasorn (2)           20,000              4%              $8.88         7 / 2005         111,629            282,889

(1) Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

(2) Options were granted on July 1, 1995. The options vest and are exercisable in equal installments over three years commencing July 1, 1996.

(3) Options were granted July 1, 1995. The options vest and are exercisable in equal installments over five years commencing July 1, 1996.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning outstanding options held by the Named Executive Officers during the fiscal year ended June 30, 1996.

                                                                 NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED IN-THE-
                                                                    UNEXERCISED OPTIONS AT                  MONEY OPTIONS AT
                               SHARES ACQUIRED       VALUE            FISCAL YEAR END (#)                 FISCAL YEAR END ($)
        NAME                    ON EXERCISE (#)   REALIZED ($)       EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE
- ---------------------          ----------------   ------------   -------------------------------      ---------------------------

Bobby G. Stevenson                      --            --                  40,000 / 60,000                 704,000 / 1,056,000

Mac J. Slingerlend                  40,000          483,645              450,000 / 20,000               9,690,968 /   262,500

John B. Maitland, Jr.                   --            --                      -- / 50,000                      -- /   656,250

William E. Storrison                35,000          358,564              174,998 / 40,000               3,643,079 /   615,000

Prasong Suvarnasorn                 14,000          172,029               70,000 / 28,000               1,457,940 /   403,500

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of its executive officers. Except in the case of John Maitland, whose employment agreement was entered into in conjunction with the merger with BIT, each employment agreement has a term of one year and is annually renewable. In the case of Mr. Maitland, the initial term is through June 30, 1998 and is annually renewable for one-year terms thereafter, however, employment is not guaranteed for such three year period ending June 1998. Each employment agreement provides that an officer's compensation will include a base salary and a bonus. See footnote (1) to the Summary Compensation Table above. In the event that any officer's employment is terminated upon a change of control of the Company, upon death or disability of the officer or without cause, such officer will be entitled to a severance payment. In the event of termination upon a change of control of the Company or other than for cause by the Company, the severance payment due the Chief Executive Officer is equal to three times his base salary, with such amounts payable in equal installments over a period of 36 months following termination. In the event of death of the Chief Executive Officer, the severance payment is equal to one-half of such officer's base salary, with such amount payable in equal installments over a period of 24 months. The severance payment for each other officer (other than Mr. Maitland) in the event of termination upon a change in control of the Company, other than for cause by the Company or in the event of death of such officer, is equal to one-half of such officer's base salary, with such amounts payable in equal installments over a period of 24 months following termination (other than Messrs. Storrison and Suvarnasorn whose severance payments in the event of death will be paid over a period of 12 months). With respect to Mr. Maitland, in the event of termination upon a change of control of the Company or upon termination other than for cause, Mr. Maitland is entitled to receive one-half of his base salary for an additional 24 months; PROVIDED, HOWEVER, that, in the event of termination for such reasons prior to June 30, 1997, Mr. Maitland shall be paid at the rate of 100% of his base salary for the period ended June 30, 1997, with any of the remaining payments to be at the rate of one-half of base salary. The severance payment in the event of death of Mr. Maitland is equal to one-half of his base salary. In addition, in the event of termination upon a change of control of the Company, other than for cause by the Company, voluntary termination, or termination for disability, Mr. Maitland would be entitled to a lump sum payment of between $25,000 and $75,000 if such termination occurred before June 30, 1998. In the event of termination of an executive officer upon a change of control of the Company, other than for cause by the Company or in the event of disability, the Company will pay such officer's medical, life and disability premiums for the first 12 months following termination.

LONG-TERM DEFERRED COMPENSATION PLAN

     The Company has agreed to make certain post-employment payments to Mr. Slingerlend, or his beneficiary. The payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company and will range from $40,000 to $100,000 annually, based on Mr. Slingerlend's age at the time of termination of employment.

1989 STOCK OPTION PLAN

     The Company adopted a non-qualified stock option plan in 1989 (the "1989 Plan") to provide long-term incentives to certain of its employees, consultants and directors. Thirteen individuals were granted options under the 1989 Plan.
At June 30, 1996, there were 1,271,322 options outstanding under the 1989 Plan, all of which are exercisable. The exercise prices of the options range from $.46 to $1.29 per share, with a weighted average of approximately $.65 per share. Options totaling 403,990 shares were exercised in fiscal 1996. No options were granted subsequent to July 1, 1993. The 1989 Plan was discontinued in calendar 1993. Options under the 1989 Plan remain outstanding pursuant to their terms and expire at various times through 2013.

EMPLOYEE'S EQUITY INCENTIVE PLAN

     In January 1994, the Company adopted an employees' Equity Incentive Plan (the "Employees' Plan"). The purpose of the Employees' Plan is to provide long-term incentives to the Company's officers, employees and consultants. The Employees' Plan initially reserved 1,000,000 shares of Common Stock for issuance thereunder. Under the Employees' Plan, the Company may grant to officers, employees and consultants awards of restricted stock, stock options and performance bonuses or any combination thereof. The Employees' Plan terminates after January 2004. Incentive stock options ("ISOs") may not be granted at an exercise price of less than the fair market value of the Common Stock on the date of grant. The exercise price of non-qualified stock options granted under the Employees' Plan may be granted at less than the fair market value of the Common Stock on the date of grant. The exercise price of ISOs granted to holders of more than 10% of the aggregate amount of outstanding Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant and the term of these options cannot exceed five years. As of June 30, 1996, options to purchase 732,894 shares of Common Stock were outstanding under the Employees' Plan at an average exercise price of $7.71 per share. Options for 42,000 shares were exercised in fiscal 1996, while options for 1,000 shares were forfeited. Subsequent to June 30, 1996, the Company granted an additional 350,000 options exercisable at $22.00 and 40,000 at $19.40, the fair market value at the date of issuance.

EMPLOYEE STOCK PURCHASE PLAN

     Under the Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was approved by the Company's shareholders in October 1994, employees who have been employed by the Company for at least six months can elect to purchase, through payroll deductions, shares of Common Stock at 85% of the fair market value on the first or last date of an offering period. Presently, 500,000 shares of Common Stock are reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan provides for one offering during each three-month period, commencing January 1, 1995. Employees are permitted to deduct at least 1% but not more than 5% of their compensation, or such other rates as determined from time to time by the Board of Directors. Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the Stock Purchase Plan if, after the purchase of the shares, the employee would own 5% or more of the total voting power or value of all classes of stock of the Company or if the purchase would permit the employee to buy, pursuant to the Stock Purchase Plan, more than $6,250 worth of stock for any three-month offering period.

     As of June 30, 1996, 540 employees were participating in the Stock Purchase Plan. Employees purchased 90,268 shares at a weighted average price per share of $9.33 during fiscal 1996.

THE COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES

     The Compensation Committee (the "Committee") of the Board of Directors consists of its independent directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and the creation of shareholder value.

     The Committee, among other things, considers the performance of the Company's operations, compensation of executive officers of competitors, salary surveys of industry related positions, the salary history of the particular officer and other compensation in place, including stock option awards. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

FISCAL 1996 COMPENSATION

     With respect to the Company's chief executive officer and the other Named Executive Officers, the Committee focused principally upon establishing appropriate base salary and incentive compensation. The chief executive officer and each of the other Named Executive Officers are parties to employment agreements with the Company that provide for base salary increases and bonuses at stipulated performance levels for Messrs. Stevenson, Slingerlend, Maitland and Storrison, and as the Company may decide with respect to Mr. Suvarnasorn. The base salary and bonuses granted the chief executive officer and the other named executive officers with respect to fiscal 1996 are consistent with the Committee's objectives.

     The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term performance, as well as to align a portion of their compensation with the market value of the Common Stock. Mr. Stevenson has a substantial share holding interest in the Company and was granted options in fiscal 1994. During fiscal 1996, stock options were granted to Messrs. Slingerlend, Maitland, Storrison and Suvarnasorn and to other members of management based upon their actual and potential contributions to the Company.



                              Compensation Committee
                              James A. Rutherford
                              James C. Spira
                              Roy L. Burger

PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total return* for the Nasdaq U.S. Stock Market Index, the Nasdaq Computer and Data Processing Stocks Index and the Company since the Company's initial public offering on March 17, 1994.

* $100 invested March 17, 1994 in the Company's Common Stock or in the index indicated, including reinvestment of dividends.

     Corresponding index value and Common Stock price values are given below:


                              3/17/94  3/31/94  6/30/94  9/30/94  12/31/94  3/31/95  6/30/95  9/30/95  12/31/95  3/31/96  6/30/96
                              -------  -------  -------  -------  --------  -------  -------  -------  --------  -------  -------
CIBER, Inc.                      $100       96      104     104      119       176      212       290      279       391      525
Nasdaq Stock Market-US Index      100       92       88      95       94       103      118       132      133       140      150
Nasdaq Computer & Data
 Processing Index                 100       91       89     100      109       123      146       160      167       175      194
CIBER, Inc. Closing
 Stock Price                   $4.188    4.000    4.375   4.375    5.000     7.375    8.875    12.125   11.688    16.375   22.000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's largest shareholder, President, Chief Executive Officer and Chairman (Mr. Stevenson), Messrs. Slingerlend and Suvarnasorn, directly and through their children, own 85% of CIBER Network Services, Inc. ("CNSI"), which commenced operations in July 1992. CNSI is engaged in the computer network integration business, which business includes the procurement of computer hardware and the installation of local and wide area computer networks and related services.

     The Company is a guarantor on a $2.0 million inventory purchase line of credit with AT&T Capital Corporation to CNSI. As of June 30, 1996, the outstanding amount for the line of credit was $1.8 million. The highest amount outstanding under the line of credit was $1.9 million during the year ended June 30, 1995 and $2.0 million during the year ended June 30, 1996. Certain officers of the Company have also guaranteed this line of credit and have indemnified the Company against losses that might be incurred as a result of its guaranty.

     During the years ended June 30, 1994, 1995 and 1996, CIBER purchased from CNSI, several local area networks and various computer equipment and software for approximately $160,000, $268,000 and $923,000, respectively. In January 1994, the Company and CNSI entered into a month-to-month management services agreement which provides that the Company will supply accounting and other administrative services to CNSI at a monthly cost of $2,500.

          PROPOSAL 2 - AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

     On August 6, 1996, the Board of Directors adopted a resolution proposing that the Company's Certificate of Incorporation be amended to increase the total number of shares of Common Stock that the Company is authorized to issue from 20,000,000 to 40,000,000 shares.

PURPOSES

     The additional authorized shares will benefit the Company by providing flexibility to the Board of Directors without further action or authorization by shareholders (except as required by law), in responding to business needs and opportunities as they arise, and for other corporate purposes. These corporate purposes might include the obtaining of capital funds through public and private offerings of shares of Common Stock or of securities convertible into shares of Common stock or the acquisition of businesses, technologies or other assets. In addition, the Board of Directors may deem it appropriate to issue shares of Common Stock for distribution to the Company's shareholders in the event of a stock dividend or stock split, or for distributions pursuant to employee benefit plans. If such additional authorized shares of Common Stock are subsequently issued to other than existing shareholders, the percentage interest of existing shareholders in the Company will be reduced. The issuance of any additional shares will be on terms deemed by the Board of Directors to be in the best interests of the Company and its shareholders.

     In addition, the Company may seek to raise additional capital from time to time and the Board of Directors believes that it is prudent to have additional shares of Common Stock available for such purpose and for general corporate purposes, including acquisitions, grants of stock options and recapitalizations, which transactions can be consummated expediently only if the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company is approved by holders of a majority of the issued and outstanding shares of Common Stock. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes.

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock will give the Company greater flexibility by allowing shares of Common Stock to be issued by the Board of Directors without the delay and expense of a special meeting of shareholders.

     As of September 23, 1996, the Company had (1)17,934,568 shares of Common Stock outstanding and (2) 2,208,230 shares of Common Stock issuable under options that have been or may be granted under all of the Company's stock option plans, of which options to purchase approximately 2,311,124 shares were outstanding, of which options to purchase approximately 1,360,000 shares of Common Stock were currently exercisable. Approval of Proposal 3 at the Annual Meeting of Shareholders on October 29, 1996 will increase the number of shares reserved for issuance under the Company's Equity Incentive Plan by 1,000,000 shares.

IMPLEMENTATION

     If the proposed Amendment is adopted by the shareholders, it will become effective upon the filing and recording of a Certificate of Amendment as required by the General Corporation Law of the State of Delaware.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT
        TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
                 OF AUTHORIZED SHARES OF COMMON STOCK

              PROPOSAL 3 - AMENDMENT TO THE EQUITY INCENTIVE PLAN

     To ensure the continued availability of the Company's Equity Incentive Plan (the "Employees' Plan") to attract, motivate and retain employees, on August 6, 1996, the Board of Directors approved an amendment to the Employees' Plan to increase the number of shares reserved for issuance thereunder from 1,000,000 shares to 2,000,000 shares, subject to the approval by the Company's shareholders at the Meeting. The affirmative vote of a majority of the shares of the Company's Common Stock represented at the Meeting will be required to approve the amendment to the Employees' Plan.

EMPLOYEES' EQUITY INCENTIVE PLAN

     The Employees' Plan was adopted by the Board of Directors and shareholders of the Company in January 1994. A total of 1,000,000 shares of Common Stock have been reserved for issuance under the Employees' Plan. The purpose of the Employees' Plan is to provide long-term incentives to the Company's officers, employees and consultants and to encourage and enable such participants who are in a position to make significant contributions to the success of the Company to acquire a closer identification of their interests with those of the Company.

     The Employees' Plan is administered by a committee which is comprised of disinterested members of the Board of Directors (the "Committee"). Subject to the terms of the Employees' Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options and the term of any option (which cannot exceed ten years). Under the Employees' Plan, the Committee may grant awards of restricted stock, stock options and supplemental bonuses or any combination thereof.

     Under the Employees' Plan, the Committee may grant both incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options which are not qualified as incentive stock options ("NSOs"). ISOs may be granted to persons who are consultants to the Company. ISOs may not be granted under the Employees' Plan at an exercise price of less than the fair market value of the Common Stock on the date of grant. The exercise price of an ISO granted to holders of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options cannot exceed five years. The exercise price of NSOs may, at the discretion of the Committee, be granted at less than the fair market value of the Common Stock on the date of grant. Options under the Employees' Plan may not be granted after January 2004.

     Under the performance award component of the Employees' Plan, participants may be granted an award denominated in shares of Common stock or in dollars. Achievement of the performance targets, or multiple performance target, established by the Committee relating to corporate, group, unit or individual performance, based upon standards set by the Committee, will entitle the participant to payment of the full amount specified with respect to the award, subject to adjustment at the discretion of the Committee in the event of performance exceeding the minimum performance target, but below the maximum performance target applicable to such award. Payment may be made in cash, Common Stock or any combination thereof, as determined by the Committee, and will be adjusted in the event the participant ceases to be an employee of the Company before the end of a performance cycle by reason of death, disability or retirement.

     Under the restricted stock component of the Employees' Plan, the Committee may, in selected cases, issue to a participant a given number of shares of restricted stock. Restricted stock under the Employees' Plan is Common Stock restricted as to sale pending fulfillment of such vesting schedule and employment requirements as the Committee determines. Prior to the fulfilling of the restrictions, the participant will nevertheless be entitled to receive distributions in liquidation and dividends on, and to vote the shares of, the restricted stock. The Employees' Plan provides for forfeiture of restricted stock for breach of conditions of grant. No restricted stock or performance awards have been granted under the Employees' Plan.

     The Board may amend or terminate the Employees' Plan at any time without approval of the shareholders. However, shareholder approval is required for any amendment to the Employees' Plan that increases the number of shares for which options may be granted, changes the designation of the class of persons eligible to participate or changes in any material respect the limitations or provisions of the options subject to the Plan. However, no action by the Board or shareholders may alter or impair any award previously granted without the consent of the award holder.

     As of September 23, 1996, options to purchase up to an aggregate of 1,183,894 have been granted, of which options to purchase 57,500 shares of Common Stock have been exercised and options for 19,000 shares have been canceled. Options to purchase shares of Common Stock issued under the Employees' Plan to all current executive officers as a group during fiscal years 1994, 1995 and 1996 were as follows for the years indicated: 1994 - 100,000 shares; 1995 - 42,000 shares; and 1996 - 110,000 shares.

FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEES' PLAN

     The following is a general summary of the federal income tax consequences that may apply to recipients of options, restricted stock, performance shares and performance units under the Employees' Plan. Because the application of the tax laws may vary according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences to him or her of participation in the Employees' Plan, including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations.

     INCENTIVE STOCK OPTIONS. A participant who is granted an ISO recognizes no taxable income when the ISO is granted. Generally, no taxable income is recognized upon exercise of an ISO unless the alternative minimum tax applies (see below). However, a participant who exercises an ISO recognizes taxable gain or loss when he sells his shares. Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as capital gain or loss if the shares have been held for at least one year after the option was exercised and for at least two years after the option was granted. In this event, the Company receives no deduction with respect to the ISO shares. If the participant disposes of the shares before the required holding periods have elapsed (a "disqualifying disposition"), he is taxed as though he had exercised an NSO (see below), except that the compensation income on exercise of the option is recognized in the year of the disqualifying disposition, and the compensation income may not exceed the excess of the amount realized in the sale of the stock over the option price.

     EFFECT OF ALTERNATIVE MINIMUM TAX. Certain taxpayers who have significant tax preferences (and other items allowed favorable treatment for regular tax purposes) may be subject to the alternative minimum tax ("AMT"). For purposes of the AMT, an ISO is treated as if it were an NSO (see below). However, regular tax treatment (see above) will apply for AMT purposes if a disqualifying disposition occurs in the same taxable year that options are exercised.

     NON-STATUTORY STOCK OPTIONS. The tax treatment of NSOs differs significantly from the tax treatment of ISOs. No taxable income is recognized when an NSO is granted, but upon the exercise of an NSO, the difference between the fair market value of the shares on the date of exercise and the option price is taxable as ordinary income to the recipient.

     RESTRICTED STOCK. In general, a participant would not recognize taxable income upon the receipt of restricted stock, assuming such stock would be subject to restrictions which constitute a "substantial risk of forfeiture" within the meaning of Section 83 of the Code (including, for this purpose, any restriction under Section 16(b) of the Exchange Act). Rather, the participant may recognize taxable income at such time as the restrictions no longer apply, in an amount equal to the fair market of the stock at that time over the amount, if any, paid therefor. However, a participant could elect to be taxed currently upon receipt of the stock (without regard to such restrictions) by making an election under Section 83(b) of the Code within 30 days of the receipt. In this event, if the shares were later forfeited, the participant would not be entitled to any loss (except for any amount actually paid for the stock). The amount of compensation income to the participant generally is deductible by the Company. Any dividends paid to the participant on restricted stock before the stock is taken into income would be ordinary compensation income to the participant and generally would be deductible by the Company.

     PERFORMANCE SHARES. A participant will recognize taxable income upon the receipt of stock in payment of performance shares in an amount equal to the fair market value of the stock at such time. The amount of income to the participant is deductible by the Company.

     PERFORMANCE UNITS. A participant will recognized ordinary compensation income on the receipt of cash in payment of performance units. This amount generally is deductible by the Company.

     WITHHOLDING. The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with any stock option or other award under the Employees' Plan, including, but not limited to withholding of any portion of any payment or withholding from other compensation payable to the participant, unless such person reimburses the Company for such amount.

     IMPLEMENTATION. If the proposed amendment to the Employees' Plan is adopted by the shareholders, it will become effective immediately and be reflected in the amended Employees' Plan, which plan will be filed in the Company's minutes book.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
                  OF THE AMENDMENT TO THE EMPLOYEES' PLAN

          PROPOSAL 4 - AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors in September 1994 and approved by the shareholders in October 1994. A total of 500,000 shares of Common Stock have been reserved under the Stock Purchase Plan. In August 1996, the Board of Directors approved an amendment to the Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by an additional 500,000 shares, subject to approval of the Company's shareholders at the Meeting.

     The purpose of the Stock Purchase Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Company through payroll deductions. The Stock Purchase Plan provides for one offering during each three-month period and the purchase price per share is the lower of 85% of the fair market value of a share of Common Stock (the closing price on the Nasdaq National Market) on the first date of an offering period or on the last date of the offering period. The three-month offering periods commence on January 1, April 1, July 1 and October 1 of each year. The first offering period commenced on January 1, 1995. The Board of Directors has the power to alter the offering periods without shareholder approval.

     PARTICIPATION. Any person who, on the commencement date of each offering period, is employed by the Company for at least six months is eligible to participate in the Stock Purchase Plan and can elect to participate by delivering to the Company an enrollment form (including a purchase agreement authorizing payroll deductions) prior to the applicable offering date. The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions cannot exceed five percent

(5%) or be less than one percent (1%), or such other rates as determined from time to time by the Board of Directors, of a participant's compensation. A participant may, once and only once at any time during the offering period, discontinue participation or decrease the rate of payroll deductions in the Purchase Plan, but cannot increase the rate of payroll deductions. Unless an employee's participation is discontinued by delivery of a notice of withdrawal prior to the end of an applicable offering period, the purchase of shares occurs automatically at the end of the offering period at the applicable price. A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Stock Purchase Plan.

     Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the Stock Purchase Plan if, immediately after the grant of the right to purchase shares, the employee would own five percent (5%) or more of the total voting power or value of all classes of stock of the Company (including under all options), or if the grant of such right would permit the employee to buy pursuant to the Stock Purchase Plan more than $25,000 worth of stock for any calendar year.

     TERMINATION OF EMPLOYMENT. Termination of a participant's employment for any reason, including retirement or death, cancels the individual's participation in the Stock Purchase Plan immediately. In that event, the employee or his personal representative may either receive a stock certificate for the number of shares paid for pursuant to payroll deductions made during the offering period up to the day prior to the date of the employee's cessation of employment or receive a cash refund previously collected during the offering period. This election is exercisable for a 30-day period following cessation of employment. If no election is made on a timely basis, the Company will issue a cash refund of all sums contributed during the current period as well as any amount carried forward from the previous period. The refund will be made after the end of the last purchase period of active employment.

     NON-ASSIGNABILITY. No rights or accumulated payroll deductions of an employee under the Stock Purchase Plan may be assigned or transferred for any reason other than by will or by the laws of descent and distribution.

     The Board of Directors has authority to amend or terminate the Stock Purchase Plan without shareholder approval; provides, however, that no amendment may be made to the Stock Purchase Plan without the approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the Stock Purchase Plan, materially modify the eligibility requirements, or materially increase the benefits which may accrue to participants under the Stock Purchase Plan.

     TAX INFORMATION. The Stock Purchase Plan, and the right of the participant to make purchases thereunder, is intended to qualify under the provisions of
Section 423 of the Code. Under these provisions, no income is taxable to a participant at the time of grant of the option (i.e., the right) to purchase shares or upon the purchase of shares. Upon the participant's death or disposition of the shares, the participant generally is subject to tax. If the shares are held by the participant for more than two years after the date of option grant (i.e., the commencement of the relevant pay period) and for more than one year from the date of issuance, the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the option price, or (b) the excess of the fair market value of the shares at the time the option was granted (i.e., the commencement of the relevant pay period) over the option price (i.e., the price paid for the shares) will be treated as ordinary income to the participant and any further gain in the case of a disposition will be treated as capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over such option price is treated as ordinary income, and any further gain or any loss on such disposition is a capital gain or loss. The Company will only be entitled to a deduction to the extent of ordinary income reported by a participant upon disposition of shares before the expiration of the required holding period.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Stock Purchase Plan.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                 AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

        PROPOSAL 5 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of KPMG Peat Marwick LLP served as independent public accountants of the Company for the year ended June 30, 1996 and, upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP to serve for the current fiscal year ending June 30, 1997. The Board of Directors is requesting ratification by the shareholders of the appointment of KPMG Peat Marwick LLP. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

     In the event this proposal is defeated, the vote will be considered as a direction to the Board of Directors to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a fiscal year, KPMG Peat Marwick LLP's appointment for the 1997 fiscal year will be permitted to stand unless the Board of Directors finds other reasons for making a change.

     Services to be performed by KPMG Peat Marwick LLP for the 1997 fiscal year will include, among other things, audit of annual financial statements, and consultation in connection with various financial reporting, accounting and tax matters. Ratification of KPMG Peat Marwick LLP's appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
         OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual shareholder meetings. Such proposals must be received by the Company not later than August 1, 1997 to be considered for inclusion in the proxy statement and proxy relating to the 1997 Annual Meeting of Shareholders. Any such proposals should be addressed to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111.

                          ANNUAL REPORT TO SHAREHOLDERS

     The 1996 Annual Report of the Company, as filed with the Commission, is being mailed to the shareholders with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.

                                  OTHER MATTERS

     The Board of Directors is not aware of any business to be presented at the Meeting except the matters set forth in the Notice and described in this Proxy Statement. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy will vote on such matters in accordance with their best judgment.

By order of the Board of Directors



Bobby G. Stevenson
Chief Executive Officer,
Chairman of the Board and Secretary

Englewood, Colorado
September 23, 1996